EXHIBIT 10-E

RESTRICTED STOCK AGREEMENT BETWEEN THOMAS S. SHAW AND
CONECTIV

RESTRICTED STOCK AGREEMENT

                        THIS RESTRICTED STOCK AGREEMENT (“Agreement”) is made and entered into effective as of the 7th day of June, 2002 (the “Date of Grant”) between Thomas S. Shaw (“Employee”) and Conectiv (the “Company”) and its Subsidiaries (collectively, the “Employer”).

W I T N E S S E T H:

                        WHEREAS, the Employee is eligible to participate in the Conectiv Incentive Compensation Plan (the “Plan”, known as the “Conectiv Incentive Compensation Plan”); and

                        WHEREAS, the Employer wishes to induce Employee to remain employed by Employer to ensure continuation of business operations whether or not the merger involving Employer, Potomac Electric Power Company, and New RC, Inc. (the “Merger”) occurs; and

                        WHEREAS, Employee is willing to accept certain restricted stock in lieu of grants made and to be made under the Plan, as described in more detail herein;

                        NOW, THEREFORE, in consideration of the premises and the undertakings of the parties which follow, it is hereby agreed:

                        1.    Award . Employee is hereby granted 65,000 shares of Restricted Stock (“RS”), subject to the terms of the Plan and subject to further restrictions set forth below. In consideration therefor, Employee hereby surrenders all rights he may have (or might in the future have had) to the 8,100 shares of RS granted to him in January of 2001.

                        2.   Vesting; Acceleration.

                        (a)   Subject to the provisions of Sections 2(b) and 5(b), Employee’s rights with respect to the number of shares of RS awarded hereunder as set forth in the table below shall vest unconditionally on the dates specified in the table below if Employee is employed as an active employee of the Company, an affiliate of the Company, or a successor in interest to the Company (in any such case, the “Successor Employer”) on the specified vesting date.

Vesting Date	Number of Shares Vested
January 1, 2004	15,000
January 1, 2005	15,000 (plus prior vested shares)
January 1, 2006	35,000 (plus prior vested shares)

                        (b)   All unvested shares will become 100% vested if the Employee ceases to be employed by the Company (or any Successor Employer) due to his death or Disability. The shares that otherwise would vest on January 1, 2004 will vest earlier upon the Employee’s termination without Cause or resignation for Good Reason. For this purpose, the terms “Disability,” “Cause” and “Good Reason” will each have the meanings defined in the Change-in-Control Severance Agreement between the Company and the Employee dated December 4, 2000.

                        (c)   Following termination of employment, any shares of RS that are not then vested will be forfeited by the Employee.

                        3.    Restrictions and Rights .

                        (a)   Prior to vesting, shares of RS shall not be voluntarily or involuntarily sold, assigned, transferred, pledged, alienated, hypothecated or encumbered by the Employee, other than by will or the laws of descent and distribution.

                        (b)   Prior to vesting, Employee shall have voting rights and receive dividends (if any) in cash, without restriction. At the election of the Employee, dividends may be deferred through the Conectiv Deferred Compensation Plan, subject to the limitations set forth therein.

                        4.    Stock Certificates . The RS awarded hereunder shall be evidenced by issuance of one or more stock certificates, which shall be held by the Successor Employer during the restriction period. Such certificates shall be registered in the name of the Employee and shall bear an appropriate restrictive legend prohibiting sale, transfer, pledge or hypothecation of the RS until the expiration of the restriction period. Upon vesting of any shares of RS awarded hereunder, all restrictions will lapse and certificates representing full ownership of the RS will be issued to the Employee or his or her legal representative, without the restrictive legend described herein.

                        5.    Change in Control .

                        (a)    Notwithstanding any provision of the Plan or of this Agreement, upon the closing of the Merger, 100% of the RS awarded hereunder shall be converted to restricted stock of New RC, Inc., in a number of shares to be determined in accordance with such merger agreement on the same basis as other shares of the Company. The RS that are converted to restricted stock of the new corporation by operation of the foregoing sentence (“Converted RS”) shall be subject to the terms and conditions of the Plan and this Agreement.

                        (b)   In the event any Change in Control other than the Merger does occur, all conditions with respect to the vesting of such RS shall be deemed to have been satisfied, any uncompleted time periods at the date of such Change in Control shall be deemed to have been completed and all restrictions with respect to such outstanding shares of RS shall lapse immediately, and such shares shall be fully vested and nonforfeitable.

                        6.    Subject to Plan . The award of RS is expressly subject to the Plan which is hereby incorporated herein by this reference. To the extent not otherwise expressly defined herein, capitalized terms in this Agreement shall have the meaning set forth in the Plan. In the event that any provision hereof is inconsistent with the Plan, the provisions of the Plan shall govern.

                        7.    Transfer Restrictions . All shares of Stock of the Company received under this Agreement shall be subject to such restrictions on transfer as may be contained in the Company’s Articles of Incorporation, By-Laws, or any stock transfer restriction agreements as may be in effect that cover stock held by officers and key employees of the Company or any subsidiary or parent of the Company, as applicable.

                        8.    Binding Agreement . The Employee hereby agrees on behalf of himself, his successors, heirs, and personal representatives, to be bound by the terms and conditions of this Agreement.

                        9.    Tax Withholding . Upon the distribution of RS to Employee, Successor Employer shall have the right to withhold any applicable federal, state or local taxes required by law as determined by the Successor Employer. The Committee may permit or require the Employee to have any portion of any withholding or other taxes payable in respect of such distribution of Stock satisfied through the payment of cash by the Employee to the Successor Employer, the retention by the Successor Employer of shares of stock, or delivery of previously-owned shares of the Employee’s stock, having a Fair Market Value equal to the withholding amount.

                        10.    No Right of Service . This Agreement shall not confer upon the Employee any right to continued service, nor shall it interfere in any way with the right of the Company or Successor Employer to terminate the service of the Employee at any time.

                        11.    Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws.

                        SIGNED as of the date and year first above written.

Date: June 7, 2002	By:	/s/ T. S. Shaw

Thomas S. Shaw

CONECTIV
By:	/s/ Donald E. Cain

Donald E. Cain